Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Celestica Inc.

(Exact name of registrant as specified in its charter]

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Subordinate Voting Shares without par value (SVS)	Other	298,954 SVS	$13.3009 (2)	$3,976,357.26 (2)	$0.00011020	$438.19
	SVS	Other	94,518 SVS	$10.58 (3)	$1,000,000.44 (3)	$0.00011020	$110.20
Total Offering Amounts					$4,976,357.70		$548.39
Total Fee Offsets							--
Net Fee Due							$548.39

(1)	This registration statement covers 393,472 SVS issuable with respect to stock options previously granted under Celestica’s amended and restated Long-Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (Securities Act), this Registration Statement shall also cover any additional SVS which become issuable under the pursuant to anti-dilution and adjustment provisions thereof resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” are based on the option exercise price (Cdn$17.52), converted into U.S. dollars ($13.3009) based on the average daily exchange rate for United States dollars as reported by the Bank of Canada on July 24, 2023, of Cdn $1.00 = US$0.759186.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” are based on the option exercise price.